UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 6, 2007

ISONICS CORPORATION

(Exact name of registrant as specified in its charter)

California	001-12531	77-0338561
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

5906 McIntyre Street, Golden, Colorado 80403

Address of principal executive offices

303-279-7900

Telephone number, including

Area code

Not applicable
Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.01 — Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

                On December 6, 2007, Isonics Corporation (the “Company”) received a letter from the Nasdaq Stock Market (“Nasdaq”) that it has determined to delist the Company’s securities from The Nasdaq Stock Market, and will suspend trading in the Company’s shares on the Nasdaq Capital Market effective at the open of business on Monday, December 10, 2007.  Nasdaq’s decision was rendered following a hearing held before a Nasdaq Listing Qualifications Panel (the “Panel”) on November 29, 2007.

In Nasdaq’s letter, Nasdaq advised the Company that the Panel noted that the “Company’s compliance plan, should it be executed as described, would likely bring the Company back into compliance with the minimum shareholder’s equity requirements for continued listing on the Capital Market.”   In reaching its ultimate conclusion for delisting the Company’s common stock, the Panel determined that “the Company will not be able to regain compliance with the shareholder’s equity requirement of $2.5 million [of Marketplace Rule 4310(c)(3)] within that limited time period, which is the earlier of 90 days from the date of the Panel’s decision or 180 days from the date of the Staff determination.”  The Company does not intend to appeal this determination.

                The Company believes that following the delisting from the Nasdaq Capital Market, its shares will be eligible for immediate quotation on the OTC Bulletin Board by the Company’s existing market makers for a period of 30 days.  After that time the market makers will have to file a Form 211 pursuant to the rules of the OTC Bulletin Board, and any new market makers will have to do likewise.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 7th day of December 2007.

Isonics Corporation

By:	/s/ John Sakys
John Sakys
President and Chief Executive Officer